UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NYC REIT COMMENTS ON GLASS LEWIS REPORT

Report Fails to Recognize That Upcoming Director Election is About Electing Best-Qualified Candidate to Serve on NYC Board

Current Lead Independent Director Elizabeth Tuppeny Has Far More Relevant Skills, Leadership Experience, and Real Estate Expertise Than Comrit’s Unqualified, Inexperienced Candidate

Urges NYC Shareholders to Not Be Fooled by Comrit and to ONLY vote the GOLD Proxy Card TODAY to Protect the Value of Their Investment and Dividend

NEW YORK – May 24, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) today issued the following statement in response to the report issued by Glass, Lewis & Co., LLC relating to the director election at the Company’s Annual Meeting on May 31, 2022.

Michael Weil, Chairman and CEO of NYC, said, “This election is about one thing: choosing the best qualified person to serve on the NYC Board. There is no question that person is Elizabeth Tuppeny, who has served NYC shareholders extremely well and possesses relevant skills, leadership experience, and real estate expertise to continue to drive value. Conversely, activist hedge fund Comrit’s hand-picked, inexperienced and unqualified candidate, Sharon Stern whose work is largely limited to helping manage a small portfolio of family-owned student housing properties in Montreal, lacks experience in U.S. commercial real estate. It is disappointing that Glass Lewis failed to recognize that electing her to replace a director with the track record and qualifications of Ms. Tuppeny would disrupt NYC’s significant momentum."

“Re-electing Elizabeth Tuppeny to the NYC Board is the best way for shareholders to protect the value of their investment and the company’s attractive $0.40 per share dividend, which could be at risk if Sharon stern is elected,” Mr. Weil concluded.

NYC reminds shareholders of Elizabeth Tuppeny’s many outstanding qualifications:

-	Relevant Real Estate Experience – Independent board member of PIDC, a public-private economic development organization. Has been involved with major real estate projects across the greater Philadelphia area, including evaluating and approving more than 500 industrial and commercial real estate transactions.

-	Knowledge of the New York City Market – Has served and been a highly productive NYC Board member for over 7 years, and currently serves as Lead Independent Director. Has spent significant time in New York City over the past for 28 years collaborating with Domus’ clients.

-	Corporate Board Experience – In addition to NYC, Ms. Tuppeny has served as an independent director on the boards of three separate REITs for several years.

-	Board/Governance Education – Ms. Tuppeny has invested significant time and effort to prepare herself to be an outstanding director, including certifications from Harvard, MIT and the National Association of Corporate Directors.

-	CEO Experience – CEO of Domus, Inc., a corporate strategy company she founded that successfully advises C-level professionals of global Fortune 500 companies.

Sharon Stern’s experience pales in comparison in all of these areas.

Time is short. Re-elect Elizabeth Tuppeny to the Company’s Board of Directors by voting ‘FOR’ on the GOLD card to re-elect Elizabeth Tuppeny so that we can continue to build on our considerable momentum. DO NOT BE FOOLED BY COMRIT, as a vote for Sharon Stern could jeopardize NYC’s momentum and put the value of your investment at risk.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or
by signing, dating and returning the enclosed GOLD proxy card.
Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED
Shareholders May Call Toll-free: (877) 750-8197
Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a WHITE proxy card – even if you “withhold” on the Comrit’s nominees – will revoke any vote you had previously submitted on NYC’s
GOLD proxy card.

REMEMBER:

Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a WHITE proxy card – even if you “withhold” on the Comrit’s nominees – will revoke any vote you had previously submitted on NYC’s GOLD proxy card.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Important Information

NYC filed a definitive proxy statement on Schedule 14A on April 15, 2022 and will file other relevant documents with the SEC in connection with the solicitation of proxies from NYC stockholders for NYC's 2022 annual meeting of stockholders. NYC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ NYC'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by NYC with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge in the “SEC Filings” subsection of the “Financial Information” section of NYC's Investor Relations website at investors.newyorkcityreit.com or by contacting NYC's Investor Relations department at info@ar-global.com.

Participants in the Solicitation

NYC, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from NYC stockholders in connection with matters to be considered at NYC's 2022 annual meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of NYC's directors and executive officers, in NYC is included in NYC's Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed with the SEC on April 15, 2022. Changes to the direct or indirect interests of NYC's directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in NYC will be set forth in relevant documents to be filed with the SEC, if and when they become available.

Media Contacts

Jonathan Gasthalter/Mark Semer

Gasthalter & Co.

(212) 257-4170

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